Exhibit 99.1

ARGON ST, INC.

12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

For Immediate Release

Argon ST, Inc. to Acquire San Diego Research Center Incorporated (SDRC)

FAIRFAX. VA—June 12, 2006—Argon ST, Inc. (NASDAQ: STST), today announced that it entered into a definitive merger agreement to acquire San Diego Research Center Incorporated (SDRC) for $41,000,000 cash. In addition, Argon ST has agreed to pay retention bonuses of approximately ten percent of the purchase price over four years which will be charged to operations. Pursuant to the transaction, a wholly owned subsidiary of Argon ST will merge with and into SDRC. The acquisition is subject to customary conditions which the parties expect will be met to facilitate a closing within 30 days.

SDRC is a rapidly growing leader in wireless communications networks and has achieved significant growth by addressing challenging and important opportunities in the Defense sector. The company has developed unique wireless technology in diverse areas such as Mobile Ad Hoc Networking (MANET) with directional antennas, mobile networked Multiple-Input Multiple Output (MIMO) communications, and wireless strain gauges for gas turbine engines. SDRC is the Lead System Integrator for the Operational Test – Tactical Engagement System Communications Upgrade for the Army’s Operational Test Command test range at Ft. Hood, TX. This long term program was captured by leveraging the company’s strengths in Systems Engineering and Development Management, as well as its wireless network communications expertise.

Terry Collins, Argon ST President and CEO, stated, “The acquisition of SDRC fills a niche in our goal to be a complete end-to-end sensor system provider. Their cutting edge technology in wireless sensor networking will complement our capabilities and fits extremely well into our long term strategy.”

Lindsey McClure, President of SDRC, commented, “Argon is a perfect partner for SDRC. The acquisition enables access to customers and resources to speed the transition of our technology into both military and commercial markets, and it enables Argon to expand its role in the delivery of these systems.” SDRC will continue to operate from its San Diego headquarters.

Headwaters MB, LLC acted as financial advisor to SDRC in this transaction.

Argon ST designs, develops, and produces systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (signals intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

With the exception of historical information, the statements set forth in this news release, including, but not limited to, statements about the benefits of the acquisition of SDRC by Argon ST, future operating results, the company’s plans, objectives, expectations and intentions, and other statements that are not historical facts, are based upon the current beliefs and expectations of Argon ST management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. The company wishes to caution that a number of important factors could cause actual results to differ materially from those forward-looking statements, including (i) the risk that the specific benefits of the SDRC acquisition will not be realized and (ii) the risk that SDRC will not be integrated successfully into Argon ST. Other factors which could cause actual results to differ materially from those in the forward-looking statement are discussed in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended September 30, 2005.

CONTACT:	Argon ST, Inc. Victor F. Sellier, 703 995-4219 vic.sellier@argonst.com

URL www.argonst.com